Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

August 25, 2011

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, Minnesota 55435

Ladies and Gentlemen:

We have acted as counsel to Universal Hospital Services, Inc. a Delaware corporation (the “Company”), and Emergent Group Inc. and PRI Medical Technologies, Inc., both Nevada corporations (together, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, File No. 333-     (as amended, the “Registration Statement”), with respect to $175,000,000 aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the “Notes”) of the Company to be issued under an Indenture, dated May 31, 2007 (the “Base Indenture”) between UHS Merger Sub, Inc. (as predecessor to the Company) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, between the Company and the Trustee, dated May 31, 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, among the Company, the Guarantors and the Trustee, dated June 9, 2011 (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Notes will be unconditionally guaranteed on a senior basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.  In addition, we have assumed that the Notes will be executed and delivered by the Guarantors substantially in the form examined by us.

In addition, we rely on the opinion of Holland and Hart LLP as to (i) the valid existence of the Guarantors, (ii) that each of the Guarantors has the requisite corporate power and authority to enter into the Guarantees and (iii) that the execution, delivery and performance of the Guarantees by each Guarantor has been duly authorized by all necessary corporate action on the part of such Guarantor.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             The Company has all requisite corporate power and authority to execute and deliver the Notes and to perform its obligations thereunder. The execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Notes, when duly and validly executed and delivered by the Company in accordance with the terms of the Indenture (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.             When the Notes have been duly and validly executed and delivered by the Company in accordance with the terms of the Indenture (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) and as contemplated by the Registration Statement, the Guarantees of each Guarantor will constitute the legal, valid and binding obligations of such Guarantor, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the states of New York and the corporate laws of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP